Exhibit 99.1

Quaker City Bancorp, Inc. 7021 Greenleaf Avenue Whittier, California 90602 (562) 907-2200	NASDAQ: QCBC

For	QUAKER CITY BANCORP, INC.
Contact:	Rick McGill President/CEO (562) 907-2275 OR Dwight L. Wilson Senior Vice President/CFO (562) 907-2241

PRESS RELEASE

QUAKER CITY BANCORP, INC.

REPORTS EARNINGS FOR THIRD QUARTER FISCAL 2003

Whittier, California, April 22, 2003

Quaker City Bancorp, Inc. (“Company”) (NASDAQ: QCBC), the holding company for Quaker City Bank (“Bank”), reported net earnings of $5.8 million, $0.90 per share, for the quarter ended March 31, 2003, compared to $5.4 million, $0.80 per share, for the quarter ended March 31, 2002, a 12.5% increase in earnings per share. Net earnings for the nine month period ended March 31, 2003 were $17.1 million, $2.58 per share, compared to $15.2 million, $2.28 per share, for the same nine month period last year, a 13.2% increase in earnings per share. The trailing twelve months earnings per share at March 31, 2003 was $3.46 per share. All per share earnings are presented on a fully diluted basis.

The net interest margin for the current quarter was 3.82% compared to 4.10% for the same period last year. For comparative purposes, the net interest margin for the quarter ended December 31, 2002 was 3.88%. Due to a change in the mix of loan types outstanding and modest growth in the real estate loan portfolio during the current quarter, the Company added $114,000 to the allowance for loan losses for the quarter ended March 31, 2003 as compared to $200,000 for the quarter ended December 31, 2002.

Return on average assets (“ROAA”) was 1.48% for the current quarter compared to 1.51% for the quarter ended March 31, 2002. ROAA for the nine month period ending March 31, 2003 was 1.48% compared to 1.47% for the same period last year. The Company’s return on average equity (“ROAE”) for the current quarter was 17.38%, compared to 17.93% for the quarter ended March 31, 2002. ROAE for the nine month period ended March 31, 2003 was 17.32% compared to 17.77% for the same period last year.

Average earning assets for the current quarter increased to $1.53 billion compared to $1.40 billion for the same period last year, a 9.9% increase. Net interest income before provision for loan losses for the quarter increased to $14.6 million from $14.3 million for the same quarter last year, a 2.3% increase. Net interest income before provision for loan losses for the nine month period ended March 31, 2003 increased to $43.7 million compared to $39.7 million for the same period last year, a 10.2% increase.

Noninterest income for the quarter ended March 31, 2003 increased to $2.8 million from $1.8 million for the same period last year, an increase of 57.3%. This increase was primarily the result of increased deposit fee income, up 54.5% from the same period last year, due to a continued emphasis on increasing transaction based deposit accounts and an increase in the number of retail branches. Gain on sale of loans held-for-sale increased to $844,000 in the current quarter compared to $256,000 for the same period last year. This was due to both high loan refinancing activity to fixed rate loans that were subsequently sold and the sale of a package of single family second trust deed loans purchased at a significant discount in the second quarter of fiscal 2003 and subsequently sold in the third quarter of fiscal 2003. The Company recognized an after tax gain of $129,000 ($0.02 per share), in the third quarter of fiscal 2003, on this loan sale.

Nonperforming loans at March 31, 2003 were $3.9 million, 0.30% of gross loans, compared to $4.3 million, 0.35% of gross loans, at June 30, 2002. There was no real estate acquired through foreclosure (“REO”) as of March 31, 2003, compared to $18,000 at June 30, 2002. Total nonperforming assets decreased to $3.9 million, or 0.25% of assets, at March 31, 2003, compared to $4.3 million, 0.29% of total assets as of June 30, 2002. The Company includes as nonperforming assets nonaccrual loans 60 or more days past due, troubled debt restructured loans and REO.

The ratio of general and administrative (“G&A”) expenses to average assets decreased to 1.78% for the current quarter compared to 1.85% for the same quarter last year. For the quarter ended March 31, 2002, and the nine months ended March 31, 2002, G&A expenses included a $536,000 pretax expense for the prepayment of high rate FHLB advances. The efficiency ratio for the current quarter increased to 40.38% compared to 37.93% for the quarter ended March 31, 2002. The efficiency ratio is the measurement of G&A expenses as a percentage of net interest income before provision for loan losses and noninterest income, excluding nonrecurring items. The Company considered the prepayment of the high rate FHLB advances to be a nonrecurring item and therefore it was not included in the efficiency ratio calculation for the quarter ended March 31, 2002 and the nine months ended March 31, 2002. G&A expenses for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002, excluding the prepayment of high rate FHLB advances, increased as a result of costs related to retirement plan contributions including compensation costs for the Employee Stock Ownership Plan, and planned branch network expansion expenses.

The Company had $1.57 billion in total assets at March 31, 2003, and operates twenty-four retail banking branches in the Los Angeles, Orange, Riverside and San Bernardino counties in southern California. Two additional Wal-Mart in-store branches are scheduled to open during fiscal 2004, located in the communities of Temecula and Rancho Cucamonga. At March 31, 2003, consolidated stockholders’ equity of the Company was $134.8 million, representing 8.60% of total assets. The Bank was founded in 1920 and its regulatory capital levels continue to exceed the levels necessary to be considered “Well Capitalized.”

Pursuant to previously announced plans to repurchase Company stock, during the quarter ended March 31, 2003, the Company acquired in the open market 100,900 shares of its common stock at an average price per share of $34.56. Up to 154,270 additional shares can be repurchased in the future under the current Board authorization.

President and Chief Executive Officer Rick McGill will be hosting a telephone conference call to discuss the results of the third quarter and to answer questions of callers today, April 22, 2003, at 4:00 pm Eastern Time (1:00 pm Pacific). The teleconference dial-in number is (888) 273-9891. Please phone in no later than 3:55 pm Eastern Time today to participate. There will be a replay of the call available beginning at 5:45 pm Eastern Time on the 22nd and ending at 2:59 am Eastern Time on April 29, 2003. The replay dial-in number is (800) 475-6701, access code 681988.

This news release contains certain forward-looking statements that are subject to various factors which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, general business environment, interest rate fluctuations that may affect operating margin, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions.

Tables Follow

Quaker City Bancorp, Inc.

Consolidated Statements of Financial Condition

(NASDAQ: QCBC)

Unaudited

(Dollars in thousands, except share data)

	March 31, 2003	June 30, 2002
Assets
Cash and due from banks	$25,496	$14,128
Interest-bearing deposits	443	762
Federal funds sold and other short-term investments	8,000	3,500
Investment securities held-to-maturity	17,209	14,273
Investment securities available-for-sale	30,123	79,234
Loans receivable, net	1,264,773	1,193,035
Loans receivable held-for-sale	1,660	3,436
Mortgage-backed securities held-to-maturity	96,982	117,827
Mortgage-backed securities available-for-sale	85,584	26,449
Real estate held-for-sale	—	18
Federal Home Loan Bank stock, at cost	19,578	16,685
Office premises and equipment, net	7,447	7,327
Deferred tax asset	806	324
Accrued interest receivable and other assets	10,314	10,436

Total assets	$1,568,415	$1,487,434

Liabilities and Stockholders’ Equity
Deposits	$1,064,424	$1,009,725
Federal Home Loan Bank advances	354,500	330,700
Accounts payable and accrued expenses	7,790	8,605
Other liabilities	6,883	9,893

Total liabilities	1,433,597	1,358,923

Stockholders’ Equity:
Common stock, $.01 par value. Authorized 20,000,000 shares; issued and outstanding 6,359,682 shares and 6,610,017 at March 31, 2003 and June 30, 2002, respectively	64	66
Additional paid-in capital	127,335	124,428
Accumulated other comprehensive loss	(471)	(244)
Retained earnings, substantially restricted	8,274	4,818
Deferred compensation	(384)	(557)

Total stockholders’ equity	134,818	128,511

Total liabilities and stockholders’ equity	$1,568,415	$1,487,434

Quaker City Bancorp, Inc.

Consolidated Statements of Operations

(NASDAQ: QCBC)

Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Interest income:
Loans receivable	$21,770	$22,473	$65,975	$68,252
Mortgage-backed securities	1,920	2,129	5,809	6,243
Investment securities	527	640	1,854	1,745
Other	256	417	761	957

Total interest income	24,473	25,659	74,399	77,197

Interest expense:
Deposits	5,964	7,386	19,012	25,717
Federal Home Loan Bank advances	3,873	3,968	11,663	11,803

Total interest expense	9,837	11,354	30,675	37,520

Net interest income before provision for loan losses	14,636	14,305	43,724	39,677

Provision for loan losses	114	—	514	200

Net interest income after provision for loan losses	14,522	14,305	43,210	39,477

Other income:
Deposit fees	1,315	851	3,707	2,526
Loan servicing charges and fees	410	470	1,503	1,548
Gain on sale of loans held-for-sale	844	256	1,445	530
Commissions	125	167	484	649
Gain on sale of securities available-for-sale	—	—	47	—
Other	61	7	208	32

Total other income	2,755	1,751	7,394	5,285

Other expense:
Compensation and employee benefits	4,043	3,480	11,558	9,870
Occupancy, net	805	723	2,450	2,169
Federal deposit insurance premiums	110	104	326	304
Data processing	400	299	1,166	906
Advertising and promotional	364	252	1,046	945
Consulting fees	202	136	641	491
Prepayment penalty — Federal Home Loan Bank Advances	—	536	—	536
Other general and administrative expense	1,099	1,096	3,619	2,884

Total general and administrative expense	7,023	6,626	20,806	18,105
Real estate operations, net	(1)	—	—	—
Amortization of core deposit intangible	29	29	86	86

Total other expense	7,051	6,655	20,892	18,191

Earnings before income taxes	10,226	9,401	29,712	26,571

Income taxes	4,403	4,003	12,650	11,331

Net earnings	$5,823	$5,398	$17,062	$15,240

Basic earnings per share	$0.93	$0.85	$2.69	$2.41
Diluted earnings per share	$0.90	$0.80	$2.58	$2.28

Quaker City Bancorp, Inc.

Consolidated Financial Highlights, Page 1

(NASDAQ: QCBC)

Unaudited

(Dollars in thousands, except share and per share data)

	At March 31, 2003	At June 30, 2002
Selected Financial Data
Total assets	$1,568,415	$1,487,434
Total liabilities	$1,433,597	$1,358,923
Loans receivable (1)	$1,266,433	$1,196,471
Allowance for loan losses	$11,606	$11,131
Investment securities (1)	$47,332	$93,507
Mortgage-backed securities (1)	$182,566	$144,276
Real estate held-for-sale	—	$18
Deposits	$1,064,424	$1,009,725
Federal Home Loan Bank advances	$354,500	$330,700
Total stockholders’ equity	$134,818	$128,511
Total common shares outstanding	6,359,682	6,610,017
Trailing twelve month diluted earnings per share	$3.46	$3.17
Book value per common share	$21.20	$19.44
Stock price at end of period	$33.94	$33.14

(1)	Includes assets held or available-for-sale.

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
	2003	2002	2003	2002
Selected Operating Data
Net interest income before provision for loan losses	$14,636	$14,305	$43,724	$39,677
Provision for loan losses	114	—	514	200

Net interest income after provision for loan losses	14,522	14,305	43,210	39,477
Total other income	2,755	1,751	7,394	5,285
Total other expense	7,051	6,655	20,892	18,191

Earnings before income taxes	10,226	9,401	29,712	26,571
Income taxes	4,403	4,003	12,650	11,331

Net earnings	$5,823	$5,398	$17,062	$15,240

Basic earnings per share	$0.93	$0.85	$2.69	$2.41
Diluted earnings per share	$0.90	$0.80	$2.58	$2.28

Average earning assets	$1,534,657	$1,395,898	$1,503,042	$1,348,392
Weighted average shares outstanding and equivalents	6,500,468	6,718,315	6,621,889	6,674,162

Performance Ratios (2)
Return on average assets	1.48%	1.51%	1.48%	1.47%
Return on average equity	17.38%	17.93%	17.32%	17.77%
Average equity to average assets	8.51%	8.41%	8.53%	8.28%
Interest rate spread during the period	3.54%	3.78%	3.56%	3.54%
Net interest margin	3.82%	4.10%	3.88%	3.92%
General and administrative expense to average assets	1.78%	1.85%	1.80%	1.75%
Efficiency ratio	40.38%	37.93%	40.70%	39.08%
Other expense to average assets	1.79%	1.86%	1.81%	1.76%

(2)	All applicable quarterly ratios reflect annualized figures.

Quaker City Bancorp, Inc.

Consolidated Financial Highlights, Page 2

(NASDAQ: QCBC)

Unaudited

(Dollars in thousands, except share and per share data)

	At March 31, 2003	At June 30, 2002
Asset Quality Ratios and Data
Nonperforming loans as a percentage of gross loans (3)	0.30%	0.35%
Nonperforming assets as a percentage of total assets (4)	0.25%	0.29%
Total allowance for loan losses as a percentage of gross loans	0.91%	0.92%
Total allowance for loan losses as a percentage of total nonperforming loans	297.97%	260.62%
Total allowance as a percentage of total nonperforming assets (5)	297.97%	259.52%

Net charge-offs, quarter to date	$39	$11
Nonaccrual loans (3)	$3,895	$4,271
Troubled debt restructured loans.	—	—

Total nonperforming loans	3,895	4,271
Real estate acquired through foreclosure	—	18

Total nonperforming assets	$3,895	$4,289

Number of:
Pass Book/Savings Accounts	18,013	16,041
Checking Accounts	35,011	30,872
Money Market Accounts	7,851	7,587

(3)	Nonperforming loans are net of specific allowances and include nonaccrual and troubled debt restructured loans. Gross loans include loans held for sale.
(4)	Nonperforming assets include nonperforming loans and REO.
(5)	Total allowance includes loan and REO valuation allowances.